Information Supplement dated July 31, 2017 (To the Prospectus dated July 18, 2016	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571
the Prospectus Supplement dated July 18, 2016, and the Index Supplement dated July 18, 2016)

$1,252,000 Barclays Bank PLC Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due February 3, 2021

Information Supplement to Pricing Supplement dated July 31, 2017 (the “PS”)

Summary of Terms		Investment Description

Issuer	Barclays Bank PLC (As used herein, “we”, “us,” and “our” refer to Barclays Bank PLC)

•  Linked to the Energy Select Sector SPDR® Fund

•  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity.  Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Fund from its starting price to its ending price.

The payment at maturity will reflect the following terms:

o If the value of the Fund increases:

You will receive the original offering price plus 170% participation in the upside performance of the Fund, subject to a maximum total return at maturity of 39.00% of the original offering price

o If the value of the Fund decreases but the decrease is not more than 15%:

You will be repaid the original offering price

o If the value of the Fund decreases by more than 15%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the value of the Fund in excess of 15%

•  Investors may lose up to 85% of the original offering price

•  All payments on the securities are subject to the credit risk of Barclays Bank PLC, and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment; if Barclays Bank PLC defaults on its obligations, you could lose some or all of your investment

•  No periodic interest payments or dividends

•  No exchange listing; designed to be held to maturity

Term	3.5 years
Reference Asset	Energy Select Sector SPDR® Fund (the “Fund”)
Pricing Date	July 31, 2017
Issue Date	August 3, 2017
Calculation Day	January 27, 2021
Stated Maturity Date	February 3, 2021
Original Offering Price[1]	$1,000 per security (100% of par)
Redemption Amount at Maturity	See “Calculation of the Redemption Amount at Maturity” on page 3 of this information supplement.
Starting Price	$66.62, which is the fund closing price[2] of the Fund on the pricing date
Ending Price	The fund closing price[2] of the Fund on the calculation day
Capped Value	139.00% of the original offering price per security ($1,390.00 per security)
Threshold Price	$56.627, which is 85% of the starting price
Participation Rate	170%
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06744CCN9 / US06744CCN92
Agent Discount	3.32%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 2.00% and WFA will receive a distribution expense fee of 0.075%

1 The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is $940.30 per security. The estimated value is less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-5 of the PS.

2For additional information regarding how the “fund closing price” is determined, please see the accompanying PS.

The securities constitute unsecured and unsubordinated obligations of Barclays Bank PLC, and all payments on securities are subject to the credit risk of Barclays Bank PLC. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of the PS.

THIS INFORMATION SUPPLEMENT DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION.  The securities will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, and the index supplement dated July 18, 2016, as supplemented or superseded by the PS.  The securities have complex features, and investing in the securities involves risks not associated with an investment in conventional debt securities. Investors should carefully consider the terms of the securities set forth in the aforementioned documents, including the “Selected Risk Considerations” on page PS-11 of the PS and “Risk Factors” beginning on page S-7 of the prospectus supplement.

Hypothetical Payout Profile

The profile to the right is based on the capped value of 139.00% or $1,390.00 per $1,000 security, a participation rate of 170% and a threshold price equal to 85% of the starting price.

This graph has been prepared for purposes of illustration only.  Your actual return will depend on the actual ending price  and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
$116.59	75.00%	$1,390.00	39.00%	9.61%
$99.93	50.00%	$1,390.00	39.00%	9.61%
$93.27	40.00%	$1,390.00	39.00%	9.61%
$86.61	30.00%	$1,390.00	39.00%	9.61%
$81.90	22.94%	$1,390.00	39.00%	9.61%
$79.94	20.00%	$1,340.00	34.00%	8.52%
$73.28	10.00%	$1,170.00	17.00%	4.53%
$69.95	5.00%	$1,085.00	8.50%	2.34%
$66.62(2)	0.00%	$1,000.00	0.00%	0.00%
$63.29	-5.00%	$1,000.00	0.00%	0.00%
$59.96	-10.00%	$1,000.00	0.00%	0.00%
$56.63	-15.00%	$1,000.00	0.00%	0.00%
$55.96	-16.00%	$990.00	-1.00%	-0.29%
$53.30	-20.00%	$950.00	-5.00%	-1.46%
$49.97	-25.00%	$900.00	-10.00%	-2.98%
$33.31	-50.00%	$650.00	-35.00%	-11.91%
$16.66	-75.00%	$400.00	-60.00%	-24.49%
$0.00	-100.00%	$150.00	-85.00%	-47.40%

Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual ending price. There can be no prediction of the closing price of the Fund on any day during the term of the securities, including on the calculation day.

Calculation of the Redemption Amount at Maturity

The redemption amount payable at maturity will be determined as follows:

•                  If the ending price is greater than the starting price, the redemption amount will be equal to the lesser of:

(i)             $1,000 plus

(ii)          the capped value

•                  If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price, the redemption amount will be equal to $1,000

•                  If the ending price is less than the threshold price, the redemption amount will be equal to $1,000 minus

If the ending price is less than the threshold price, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity.  Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Energy Select Sector SPDR® Fund Daily Closing Prices*

*The graph above sets forth the daily closing prices of the Fund for the period from January 1, 2007 to July 31, 2017.  The closing price on July 31, 2017 was $66.62.  The historical performance of the Fund is not an indication of the future performance of the Fund during the term of the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or any of the securities composing the Fund. You should carefully review the risk disclosures set forth under the “Risk Factors” section of the prospectus supplement and the “Selected Risk Considerations” section in the accompanying PS.  The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PS.

•                  If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities At Maturity.

•                  No Periodic Interest Will Be Paid On The Securities.

•                  Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Fund.

•                  The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•                  You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•                  The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•                  The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•                  No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•                  Owning The Securities Is Not The Same As Owning Shares Of The Fund, The Component Securities Held By The Fund Or The Securities Composing The Underlying Index.

•                  The Fund Is Linked To The Performance Of The Energy Sector.

•                  Certain Features Of The Fund Will Impact The Value Of The Securities (including management risk, derivatives risk, and transaction costs and fees).

•                  Adjustments To The Fund Or To The Underlying Index Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•                  Anti-Dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

•                  The Estimated Value Of Your Securities Is Lower Than The Original Offering Price Of Your Securities.

•                  The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•                  The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•                  The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•                  The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

•                  We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•                  The Historical Performance Of The Fund Is Not An Indication Of Its Future Performance.

•                  The Ending Price Is Not Based On The Fund Closing Price At Any Time Other Than The Calculation Day.

•                  Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates.

•                  We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

•                  We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•                  The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-11 of the accompanying PS and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the securities. For more information about the Fund, please see the section titled “The Energy Select Sector SPDR® Fund” in the PS.

Consult your tax advisor

Investors should review carefully the accompanying PS, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

The securities are not sponsored, endorsed, sold or promoted by Select Sector SPDR® Trust (“Select Sector Trust”) or SSGA Funds Management, Inc. (“SSGA FM”). Neither the Select Sector Trust nor SSGA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither the Select Sector Trust nor SSGA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.